Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 9, 2007
Relating to Preliminary Prospectus dated October 26, 2007
Registration No. 333-145490

On November 8, 2007, the issuer, Reliant Technologies, Inc., filed Amendment No. 4 to its Registration Statement on Form S-1 to update certain disclosures that had been provided in its preliminary prospectus dated October 26, 2007. This free writing prospectus summarizes the disclosure in the preliminary prospectus included in Amendment No. 4 to the Registration Statement that either did not appear in or that updates the disclosure in the preliminary prospectus. This free writing prospectus should be read together with the preliminary prospectus dated October 26, 2007 relating to this offering (the "Preliminary Prospectus") included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-145490) relating to these securities. The following information supplements and updates the information contained in the Preliminary Prospectus. The most recent amendment to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1232468/000104746907008660/a2180016zs-1a.htm.

Prior to October 26, 2007, the Fraxel re:pair system had received FDA 510(k) clearance for dermatological procedures requiring ablation, coagulation and resurfacing of soft tissue. On November 2, 2007, the FDA informed Reliant that it was also cleared for the following additional three indications: rhytides, pigmentation and vascular dyschromia. Reliant had also sought clearance for skin laxity. The FDA indicated that they have not identified the appropriate criteria to evaluate efficacy for treatment of skin laxity and therefore have not cleared such indication.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov. Alternatively, a written preliminary prospectus related to the offering may be obtained from either Piper Jaffray & Co., C/O Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, toll free: 877-371-5212, email: prospectus@pjc.com, or Banc of America Securities LLC, Capital Markets Operations (Prospectus Fulfillment), 100 West 33rd Street, New York, NY 10001, telephone: 800-294-1322, e-mail dg.prospectus_distribution@bofasecurities.com.

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